Exhibit 5.2

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

January 29 2025

VIA ELECTRONIC MAIL

Permex Petroleum Corporation

2911 Turtle Creek Blvd., Suite 925

Dallas, Texas 75219

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Permex Petroleum Corporation, a corporation incorporated under the laws of British Columbia, Canada (the “Company”), in connection with the issuance of this opinion which relates to a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the resale of 4,699,394 common shares of the Company, no par value (“Common Shares”), consisting of (i) 2,462,843 common shares of the Company issuable upon the conversion of 10% senior secured convertible debentures (the “Debentures”) in the current outstanding principal amount of $4,276,389 plus interest of approximately for 12 months from the date of issuance at a fixed conversion price of $1.91 (the “Conversion Shares”) and (ii) 2,236,551 common shares of the Company (the “Warrant Shares”) that may be issued upon the exercise of 2,236,551 common share purchase warrants of the Company (the “Warrants”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

a.	the Registration Statement, including the prospectus contained therein and all exhibits thereto;

b.	the Certificate of Incorporation, Notice of Articles and Articles of the Company;

c.	the form of Debenture;

d.	a copy of directors’ resolutions of the Company approving, among other things, the issuance of the Debentures and Warrants, which resolutions we have assumed will be in full force and effect, unamended, at all relevant times;

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

It is understood that this opinion is to be used only in connection with the offer and sale of the securities being registered while the Registration Statement is effective under the Securities Act.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the following opinion that the Debentures constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

The opinion we render herein is limited to those matters governed by the State of New York as of the date hereof and we disclaim any obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision, or otherwise. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof. We express no opinion as to matters governed by any laws other than the State of Texas.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Debenture and the Warrants, or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares and the Warrants or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

Very truly yours,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

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